UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
________________

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

TOP IMAGE SYSTEMS LTD.
(Exact name of Registrant as specified in its charter)
(Translation of Registrant’s name into English)
_______________

Israel	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2 Ben Gurion St.
Ramat Gan, 52573
Israel
Tel: +972-3-767-9100
Fax: +972-3-6486664
(Address and telephone number of Registrant’s principal executive offices)
__________________

Ido Schechter
Chief Executive Officer
Top Image Systems Ltd.
2 Ben Gurion St.
Ramat Gan, 52573
Israel
Tel: +972-3-767-9100
(Name, address and telephone number of agent for service)
___________________

Copies to:
Dov T. Schwell, Esq
Schwell Wimpfheimer & Associates LLP
1430 Broadway, Suite 1615
New York NY 10018
Telephone: (646) 328-0795
Facsimile: (646) 328-1169

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement filed pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum aggregate price per unit		Proposed maximum aggregate offering price		Registration fee
Ordinary Shares (par value 0.04 NIS per share)	4,000,000	(2)	$3.84	(3)	$15,360,000	(3)	$1,978.37	(4)

NOTES TO CALCULATION OF REGISTRATION FEE TABLE

 (1) Pursuant to Rule 416 under the Securities Act of 1933 as amended (the “Securities Act”), the registration statement of which this prospectus is a part also registers a currently indeterminate number of additional shares of our ordinary shares that may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2) The Registrant is registering 3,200,000 Ordinary Shares for primary sale by the registrant and 800,000 Ordinary Shares for sale by the selling shareholders.

(3) Determined solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, as amended, based on the average of the high and low prices of the Registrant’s ordinary shares as reported on The NASDAQ Capital Market on October 18, 2013 on which the high price was $3.89 and low price was $3.78. Because the ordinary shares may be offered from time to time by the selling shareholders described herein, the Registrant does not know the actual price or prices at which the ordinary shares may be offered by the selling shareholders.

(4) The registration fee was paid on October 21, 2013.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES THAT MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE THAT THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may change.  The Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 22, 2013

Preliminary Prospectus

4,000,000 Ordinary Shares

TOP IMAGE SYSTEMS LTD.

This prospectus relates to the sale, from time to time, by Top Image Systems Ltd. of up to 4,000,000 of our ordinary shares.  We may from time to time offer and sell, in one or more offerings, up to 3,200,000 our ordinary shares with an aggregate initial offering price of up to $15,360,000, based on our share price on October 21, 2013. In addition, selling shareholders to be named in a prospectus supplement may from time to time offer and sell, in one or more offerings, up to 800,000 common shares. At any time a particular offer of the common shares covered by this prospectus is made by us or any selling shareholder, we will provide a prospectus supplement, if required. Any such prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus. In the prospectus supplement relating to any sales by the selling shareholders, we will, among other things, identify the number of our common shares that each of the selling shareholders will be selling. We will not receive any proceeds from the sale of common shares by the selling shareholders.

We or the selling shareholders may offer the common shares independently or together for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. If any underwriters, dealers or agents are involved in the sale of any of the common shares, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the “Plan of Distribution” and “About this Prospectus” sections for more information.

Our ordinary shares are currently listed on The NASDAQ Capital Market, or NASDAQ, under the symbol “TISA” and on the Tel Aviv Stock Exchange, or TASE, under the symbol “TISA-L.”  On October 21, 2013, the closing price of our ordinary shares on the NASDAQ was $3.90 per share, and New Israeli Shekel, or NIS 12.31 per share at the TASE.

An investment in our ordinary shares is speculative and involves a high degree of risk.  See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is October 22, 2013.

You should rely only on the information contained in, or incorporated by reference into, this prospectus.  We have not authorized anyone to provide you with information or make any representation that is different.  If anyone provides you with different or inconsistent information, you should not rely on it.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered hereby, and this prospectus does not constitute an offer to sell or a solicitation of an offer to buy under circumstances and in jurisdictions where it is unlawful to do so.  You should not assume that the information contained in this prospectus or in any document incorporated by reference into this prospectus is accurate or complete as of any date, other than the date of the applicable document.  Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the United States Securities and Exchange Commission, or SEC, with respect to our proposed sale of 3,200,000 of our ordinary shares which may be offered and sold from time to time in one or more offerings by us and 800,000 of our ordinary shares which may be offered and sold from time to time by the selling shareholders described herein.

 You should read both this prospectus, especially the information discussed under “Risk Factors,” and any prospectus supplement together with the information described in this prospectus in the sections entitled “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.”

We may add to or modify in a prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated into this prospectus by reference.  To the extent that any statement made in a prospectus supplement conflicts with statements made in this prospectus, the statements made in the prospectus supplement will be deemed to modify or supersede those made in this prospectus.

The rules of the SEC allow a company to incorporate by reference certain information into this prospectus.  See “Incorporation of Certain Information by Reference” for a description of the documents from which information is incorporated, and where you can get a copy of such documents.

Unless the context requires otherwise, reference in this prospectus to “we,” “us,” “our,” “TIS,” “Top Image Systems” or the “Company” refers to Top Image Systems Ltd. and its subsidiaries.

References to “$,” “U.S. $,” or “dollars” are to U.S. dollars, unless otherwise indicated. Except as otherwise indicated, financial statements of, and financial information regarding, TIS are presented in U.S. dollars.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and in the documents incorporated by reference into this prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical facts and that reflect our expectations, beliefs, projections, future plans and strategies, anticipated events or trends.  For example, statements related to our future financial condition or results of operations, management’s strategies and objectives and expected market growth are forward-looking statements.  Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” “predicts,” “anticipates,” or “potential” and similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results to differ materially from historical results or any future results, performance or achievements expressed, suggested or implied by such forward-looking statements.  Such risks and uncertainties include, but are not limited to:

•	fluctuations in the market price of our ordinary shares;

•	the possibility that our ordinary shares could be delisted from NASDAQ or the TASE;

•	potential dilution to the holders of our ordinary shares as a result of future issuances of our securities;

•	quarterly fluctuations in our results of operations;

•	our level of indebtedness and ability to make debt payments;

•	unstable conditions in the global economy and capital markets;

•	future acquisitions that could require significant resources or result in unanticipated adverse consequences;

•	competitive pressures in the data capture and automatic form processing markets;

•	the success of our strategic marketing relationships;

•	our ability to continue technological innovation and successful commercial introduction of new products;

•	our history of losses and the potential for future losses;

•	our ability to protect intellectual property and other proprietary information;

•	political or financial instability in the countries where we do business;

•	exposure to currency fluctuations; and

•	other risks and uncertainties described in this prospectus.

The risks included in this section are not exhaustive.  You should carefully consider the section entitled “Risk Factors” in this prospectus and reports filed with or furnished to SEC, which include additional factors that could impact our business and financial performance, before making any investment decision with respect to our securities.  If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition and results of operations could be materially adversely affected, the trading prices of our securities could decline and you could lose all or part of your investment in our ordinary shares.

Forward-looking statements contained in this prospectus and documents incorporated by reference into this prospectus are based on our current plans, estimates and projections, and, therefore, you should not place undue reliance on them as a prediction of future results. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

PROSPECTUS SUMMARY

This summary highlights selected information about us and this offering contained elsewhere in this prospectus and the documents incorporated by reference into this prospectus.  This summary is not complete and may not contain all of the information that is important to you.  You should carefully read this prospectus, including the information in the section entitled “Risk Factors,” the information we incorporate by reference, and the documents to which we refer you in their entirety. We may update the information herein from time to time through prospectus supplements.

Top Image Systems

We develop and market automated data capture solutions for managing and validating content gathered from customers, trading partners and employees.  Whether originating from electronic, paper, mobile or other sources, our solutions deliver digital content to the applications that drive an enterprise by using advanced technologies including wireless communications, servers, form processing and information recognition systems.  Our software improves business processes by integrating different types of data from multiple sources.  Our products integrate information regardless of the source and format of the data, whether structured, as in the case of application forms or surveys, or semi-structured, such as invoices, purchase orders, checks, freight and shipping bills and others.  Our solutions seamlessly deliver the extracted data to applications such as document and content management, enterprise resource planning, or customer relationship management.  Our solutions minimize the need for manual data entry by automatically reading, identifying, interpreting and processing information, thereby increasing data capture accuracy and the rate of information processing.  The platform solution we offer replaces traditional means of extracting information from paper-based documents and integrates multiple information sources into a single enterprise-level solution that increases speed and efficiency.

Products

Our  product offering is based on our eFLOW flagship platform, which is an among industry-leading document and content capture and workflow platform that empowers a wide variety of solutions, the top five of which we focus on today: Accounts Payable (AP) Automation, Digital Mailroom, e-Government, eFLOW for Banks and TIS Mobile Capture & Payment Solutions.

eFLOW Document and Content Capture and Workflow Platform

eFLOW is our advanced proprietary platform that leverages our 20 years of experience. Large and mid-sized enterprises across the globe benefit from this expertise and deploy eFLOW end-to-end solutions to collect information from different types of inbound documents and process them to provide actionable data delivered to their ERP, CRM and workflow systems.

eFLOW is a modular solution based on one platform. Each module has been customized to tackle different business challenges using one uniform underlying technology and infrastructure. Companies can target their most urgent problems and then expand the solution through their enterprise as required module by module. Businesses benefit from streamlined processes across the company and a consistent look and feel. eFLOW is a scalable solution that can grow with the customer’s business.

The eFLOW technology includes mechanisms and engines that allow it to continuously achieve very high recognition rates for complex of documents. eFLOW captures all incoming information at the gateway to the business – from structured, semi-structured, and unstructured document formats, and from - paper, fax, email and other digital files,  mobile devices and more. Both printed and handwritten content is processed using our powerful OCR software functionality. Information from documents is automatically extracted, classified and verified, and fed to other enterprise systems for further action.

Our R&D group constantly improves the eFLOW technology, its algorithms and architecture in order to maintain its industry-leading intelligent capture and recognition of complex documents. In 2012 eFLOW was recognized by Forrester Research as one of the top five multichannel capture solutions, being the only solution to score 5 out of 5 in both "Intelligent Data Capture" and OCR Support.

eFLOW INVOICE for Accounts Payable (AP) Automation

Accounts Payable, or AP, automation, is a need shared by almost every large and mid-sized enterprise which receives numerous invoices every day as part of their standard business activities. eFLOW INVOICE automates and streamlines the process of handling invoices in an organization, and interfaces with the customer’s ERP system.

In 2012 Top Image Systems augmented the eFLOW INVOICE solution by adding functionality for e-Invoice processing, incorporating other aspects of the invoice processing function, enabling seamless process automation,  approval workflow and interface to ERP for payment.

eFLOW DMR - Intelligent Digital Mailroom

eFLOW DMR - Digital Mailroom enables an enterprise to collect all inbound information on one platform and combine it into a single electronic data capture workflow. The incoming content is captured, classified, prioritized and accurately routed without delay to all destinations across the organization. This process results in improved efficiency and customer service, better relationships with suppliers and business partners, as well as reduced errors and associated costs.

In 2012 eFLOW DMR strengthened its artificial intelligence algorithms, enabling it to recognize incoming documents in complete context related to other materials, and  allowing faster and more accurate recognition and classification.  We also enhanced the system’s ability to generate automatic responses to incoming mail which facilitate immediate reaction to critical issues, improve responsiveness to customers and significantly save time and money by eliminating routine manual mail-related tasks.

eFLOW e-Government & Forms Processing

We are among world leaders in processing population censuses and related projects in which governments need to collect and process high volumes of form-based data in very short timeframes. Related projects include election processing projects, social security, tax and other government form processing projects, as well as postal service projects in which various types of postal items are quickly scanned and processed for accurate and rapid tracking and delivery.

eFLOW for Banks

The banking and financial industry has undergone an information technology revolution to enable its core banking systems to provide a satisfactory response to new and growing needs  stemming from competition, regulation and volatile global market conditions. However, the "outer envelope" framing typical banking business processes is still dependent on forms, paper documents, manual processes and cumbersome procedures which reduce efficiency and profitability, impair user experience and jeopardize customer satisfaction.  We fill the banking "envelope gap" with our eFLOW for Banks.

The eFLOW for Banks automates the numerous daily typical document-centric processes, including account opening, lockbox, loan origination and many more.  The eFLOW for Banksenables banks to more easily implement various procedures and workflows, such as account initiation and administration involving the application of regulatory rules such as KYC (Know Your Customer) and Four-Eyes. Check clearing, lockbox, fraud detection and signature verification, credit card verification and many other document- based processes can be digitized and automated to significantly improve efficiency and customer satisfaction.

TIS Mobile Capture & Payment Solutions

We combine our technological knowledge in the area of recognizing and processing content with knowledge of a wide variety of existing mobile smart user devices to develop mobile capture apps and solutions that process content using mobile devices such as smartphones and tablets.

In 2012, we introduced our initial mobile capture and payment solution suite – MobiCHECK, MobiPAY, MobiFLOW and MobiCLOUD – officially introducing the solutions on the US market at the Remote Deposit Capture Summit 2012 in Florida in September and pursuing partnerships to resell the solutions.  We continue to enhance our mobile capture and payment solution offering to meet the rapidly expanding needs of this growing market.

Our mobile remote check deposit solution MobiCHECK allows banks to offer their customers a mobile check deposit solution which carries all the “brainpower” on the mobile device itself; users do not need to guess how and when to  snap the image with the mobile phone camera – because the application does that automatically for them.

eFLOW Industry Solutions

We provide innovative solutions to a range of vertical markets in both the private and public sectors.  With eFLOW® clients gain a remarkable improvement in business process efficiency while reducing their operating costs.  We have packaged eFLOW® in pre-configured solutions for various sectors.

We believe that our eFLOW applications and solutions, which we  improved in 2012, provide proven value to all the industry markets above; we have been very active automating document-centric processes across various industry segments, including not only in the financial services sector (banking, insurance) but also in postal, transportation and logistics and retail and manufacturing.  In parallel we expend great efforts to build and support our partnerships with many large BPOs that base their document processing services on eFLOW technology.

Principal Markets

We have significant operations in the United States, Israel, the United Kingdom, Germany and Singapore, and a small sales office in Japan.  Our U.S. branch is responsible for sales, marketing and support activities in the United States, Canada. In addition, we believe that significant opportunities exist in other countries of Western and Eastern Europe, South Africa and Australia.  We have several local sales and technical representatives in France, Spain, Italy, the Netherlands, Latin America, and Australia.  These representatives manage our sales, marketing and operational activity in their locations, providing integration and implementation services, as well as marketing support.

Corporate Information

We were incorporated in Israel in March of 1991.  Our principal executive offices are located in Israel at 2 Ben Gurion Street, Ramat Gan, 52573, and our telephone number is +972-3-767-9100.  Our website address is http://www.topimagesystems.com.  Information contained on our website does not constitute a part of this prospectus and is not incorporated by reference into this prospectus.

The Offering

Sales by the Company	We are offering up to 3,200,000 of our ordinary shares in primary sales.
Sales by the selling shareholders	The selling shareholders will be offering up to 800,000 of our ordinary shares.

Ordinary shares issued and outstanding	11,684,512 as of September 30, 2013.

Use of proceeds
We intend to use the net proceeds received in respect of our sale of up to 3,200,000 ordinary shares for working capital, and other general corporate purposes, including expanding sales and marketing, research and development, and, possible acquisitions of, or business combinations with entities that involve, complementary technologies, businesses or products, although no such acquisitions are subject to any plan or arrangement or are being negotiated as of the date of this prospectus, and no portion of the net proceeds has been allocated for any specific acquisition.  We will not receive any proceeds from sales by the selling shareholders.

NASDAQ symbol	“TISA.”

TASE symbol	“TISA-L.”

Risk factors	You should consider carefully risks that are described in the “Risk Factors” section of this prospectus beginning on page 10 before investing in our securities.

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk.  You should consider carefully the following risk factors, as well as the other information contained in and incorporated by reference into this prospectus, including our consolidated financial statements and the related notes, before you decide to purchase our ordinary shares. If any of the following risks, or risks and uncertainties not currently known to us or that we believe are immaterial, occur, it could have a material adverse effect on our business, financial condition, results of operations and prospects, the value of our ordinary shares could decline, and you could lose all or part of your investment in our ordinary shares.

Risks Related to Our Business

If we are unable to achieve and maintain a leading position and to build awareness of our brands, we may not be able to compete effectively against competitors with greater name recognition and our sales could be adversely affected.

If we are unable to economically achieve and maintain a leading position in data recognition software or to promote and maintain our brands, our business, results of operations and financial condition could suffer.  Development and awareness of our brands will depend largely on our success in increasing our customer base.  In order to attract and retain customers and to promote and maintain our brands in response to competitive pressures, we may be required to increase our marketing and advertising budget or increase our other sales expenses.  There can be no assurance that our efforts will be sufficient or that we will be successful in attracting and retaining customers or promoting our brands.  Failure in this regard could harm our business and results of operations.

Our capital requirements have historically been significant and we may not in the future be able to meet our requirements with our working capital.

Historically, our capital requirements have been significant. We may in the future require additional financing to fund our operations and capital requirements beyond our current resources, our cash flow from our operations or funding under our revolving line of credit.  In such event, we cannot assure you that additional financing will be available to us when needed, on commercially reasonable terms, or at all.  We have no expectation that our existing shareholders will provide any portion of our future financing requirements.  Any inability to obtain additional financing when needed would have a material adverse effect on us, requiring us to curtail our expansion efforts.  In addition, to the extent that we incur substantial indebtedness, we will be subject to risks associated with incurring substantial indebtedness, including the risk that interest rates may fluctuate, and cash may be insufficient to repay interest and principal on any such indebtedness.  Any additional equity financing may involve substantial dilution of the interests of our then-existing shareholders.

We have had difficulties in making our debt payments and may not be able to make debt payments that we may incur in the future.

In December 2006, through the issuance of convertible debentures, we raised net proceeds of NIS 61.9 million (approximately $14.8 million at the date of issuance).

 The first principal payment on the debentures was due December 31, 2009.  Prior to the first principal payment we concluded that making full payment at such time would have had an adverse effect on our cash flow and, therefore, initiated negotiations with our debenture holders in order to reach an alternative payment arrangement.   That arrangement was approved by the debenture holders on November 24, 2010 and by the Tel Aviv District Court on December 13, 2010, and the amendment to the indenture, pursuant to which the debentures had been issued, was entered into on December 31, 2010.  In 2011, we raised funds in a private placement and used them to repay the remaining outstanding principal balance of, and accrued interest on, the convertible debentures in full.

In 2011, we entered into a credit agreement with Leumi bank, which provides for a revolving credit facility that is up to $2,000,000. As of September 30, 2013, we had borrowed $1,521,000 pursuant to the credit facility. Our ability to meet our existing and future obligations under the credit facility or otherwise will depend on whether we can implement our strategy as well as on financial, competitive and other factors, including factors that are beyond our control.

Any failure to make timely payments could result in a material adverse effect on our business, prospects, financial condition and results of operations.

The impact of a continuing global economic downturn, including the European debt crisis, may have a material adverse effect on our business, results of operations and financial condition.

We sell our products and services in various countries around the world, with a concentration in Europe. Consequently, our sales and profitability are dependent on general economic conditions globally and locally. The weakening of consumer and corporate confidence, declining income and asset values in many areas and other adverse factors related to the global economic downturn that has been ongoing during the past several years  has resulted in our customers and the end-users of our products, services and solutions, postponing or reducing spending on our products, services and solutions.  A substantial and lasting slowdown of the global economy could result in a continuation of that trend thereby adversely affecting our business.

The global economic downturn and the European debt crisis in particular have also led to more limited availability of credit which may have a negative impact on the financial condition, and in particular on the purchasing ability, of some of our customers and may also result in requests for extended payment terms, credit losses, insolvencies, limited ability to respond to demand or diminished sales channels available to us. The generally difficult economic conditions combined with tightening credit markets may also cause financial difficulties for our suppliers and collaborative partners which may result in their failure to perform as planned and, consequently, in delays in the delivery of our products, services and solutions.

For example, the European debt crisis, which has had a negative impact on the European economy, may have adverse impact on our operations.  In 2010, 2011,2012 and the six months ended June 30 2013, we generated $14.3 million, $20.5 million , $19.9 million and $8.6 million, respectively, of revenues from our operations in Europe, which represented 66%, 71% , 64% and 65%, respectively, of our total revenues. We are not certain that we will be able to maintain those levels in light of the ongoing economic difficulties in Europe. The tightening of European credit markets may result in additional deterioration of our customers’ and end-users’ credit quality or access to cash, which could lower the realization rate on our accounts receivable.  In addition, the debt crisis in certain European countries could cause the value of the Euro to deteriorate, reducing the purchasing power of our customers and end-users of our products or services, which can lead to the lower demand for such products or services, increase our exposure to losses from bad debts or result in our customers or end-users ceasing operations, any of which could materially adversely affect our business, financial condition and results from operations.

The difficult global economic conditions may also result in inefficiencies due to our reduced ability to forecast developments in our industry and plan our operations accordingly. Adverse economic conditions affecting us, our current and potential customers, their spending on our products, services and solutions, and our suppliers and collaborative partners may have a material adverse effect on our business, results of operations and financial condition.

If we acquire additional businesses, it may lead to increased expenditures and integration costs, and could strain management, financial, and operational resources.

Between 2007 and 2009, we acquired related complementary businesses in an effort to expand capacity, enter new markets and diversify our sources of revenue.  Those acquisitions strained our management, financial and operational resources.  Any future acquisition may also generate such strain. In the event we engage in additional acquisitions, they may also result in potentially dilutive issuances of equity securities, incurrence of additional debt, the assumption of known and unknown liabilities, the amortization of expenses related to intangible assets and the impairment of goodwill, all of which could harm our business, financial condition and operating results.

We currently have subsidiaries in foreign countries and additional acquisitions in foreign countries, should we choose to pursue them, may pose additional problems. We could experience inefficiencies in conducting our business as we integrate new operations and manage geographically dispersed operations.  Also, the acquired businesses may not yield the income and levels of activity we expected them to yield, which may result in losses.

Additionally, we may not succeed in retaining or hiring qualified management, sales, customer support, and technical personnel to integrate acquired operations, manage future growth effectively, and accomplish our overall objectives.  Competition for qualified personnel is intense.  If we expand too fast, or fail to integrate our recently acquired businesses or other new businesses, or lose key personnel from our recently acquired businesses or other businesses, there could be a material adverse effect on our business, prospects, financial condition and results of operations.

The market  for data capture systems, automatic form processing systems and mobile data captures highly competitive.

The market for data capture systems in general, and for automatic form processing systems in particular, is characterized by intense competition, significant price erosion over the life of the product, and rapidly changing business conditions, customer requirements, and technology.  Our products compete with those developed and marketed by numerous well-established companies, including EMC (Captiva Software), Mitek, Banctec, Kofax (formerly, Dicom Group), Datacap, and ReadSoft, as well as with manual data entry systems.  Many of our competitors have longer operating histories and greater financial resources than we do.  Furthermore, certain of these competitors are industry leaders with the financial resources necessary to enable them to withstand substantial price competition or downturns in the market for computer software.  The fact that our resources are more limited places us at a significant disadvantage.  This risk is particularly acute during difficult economic times. Further, the emerging market for mobile data capture systems in which we are competing, even at this stage of its development, is characterized by intense competition and rapidly changing business conditions, customer requirements, and technology.  We are in competition with Mitek and others in that market. The emerging nature of the market may impose financial risks that competitors with greater financial resources are more equipped to bear.

A slowdown in our customers’ industries could adversely impact the sale of our products and our prospects of achieving or maintaining profitability.

A slowdown in the industries to which we sell our products would likely result in significantly reduced product demand, erosion of selling prices and overcapacity.  Such a downturn could materially reduce demand for the products and technology that we offer.  In addition, our ability to reduce expenses in response to any downturn or slowdown in such industries may be limited because of:

•	our continuing need to invest in research and development;

•	our capital equipment requirements; and

•	marketing requirements.

        A slowdown could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our success depends on our strategic marketing relationships and the marketing and distribution efforts of our distributors and other strategic partners.

Our business and prospects depend upon our ability to maintain our existing, and to develop additional, strategic marketing relationships and upon the marketing and distribution efforts of our distributors and other strategic partners.  The loss or diminishment of our relationship with any one of our significant strategic partners could have a material and adverse effect on our existing operations and growth prospects.  We normally attempt to recruit distributors with established distribution channels and reputations for marketing and installing document imaging, data capture and workflow systems to market our products. We cannot assure you that we will be able to develop such relationships. Our litigation with Mitek (see "Our success depends on our proprietary software technology" and “We may be subject to potential liabilities arising from a patent claim filed against us in the United States”) may impact the willingness of others to enter strategic partnerships with us.

Our industry is marked by rapid technological changes and frequent new or updated product introductions, and if we do not respond to such rapid technological changes, new product introductions and enhancements and evolving industry standards, our products and services could become obsolete.

As processing speeds increase, memory capacities expand and software is upgraded, we need to ensure our products, capitalize on these developments, and remain compatible with industry standards.  Our ability to compete will depend upon our ability to offer state-of-the-art products in a timely and cost-effective manner.  Our product decisions must anticipate the changing demand for products.  If we are unable to develop, modify and enhance our existing technology to respond to such changing standards and customer demands, our business could be adversely affected.  In addition, the development of new technologies, new product introductions or enhancements by our competitors could adversely affect our sales.

We have had a history of losses and may incur future losses.

Since our inception in March 1991, we have incurred net losses in every year other than in 1995, 1997, 1998, 2006, 2008, 2011 and 2012, and our losses may recur and continue.  For the year ended December 31, 2012, we had an accumulated deficit of $19,806,000. As of June 30th 2013, we had an accumulated deficit of $20,890,000. We plan to maintain the level of our aggregate product development expenses. We cannot assure you that our revenues will grow or that we will continue to achieve profitability in the future. Failure to increase revenues could result in a material adverse effect on our business, prospects, financial results and results of operations.

We have a history of quarterly fluctuations in our results of operations and expect these fluctuations to continue, this may cause our stock price to decline.

We have experienced and expect to experience in the future significant fluctuations in our quarterly results of operations.

Our lengthy sales cycle increases our exposure to customer cancellations or delays in orders, which may result in volatile quarterly revenues.  Given the high average selling price of, and the cost and time required to implement our solutions, a customer’s decision to license our products typically involves a significant commitment of resources and is influenced by the customer’s budget cycles and internal approval procedures for information technology purchases.  In addition, selling our solutions requires us to educate potential customers about our solutions’ uses and benefits.  As a result, our solutions have a long sales cycle, which can take 9 to 12 months or more.  Consequently, we have difficulty predicting the quarter in which sales to expected customers may occur and actual sales may not necessarily be in the same calendar quarter or even year in which we expended resources in connection with marketing to the client.  The sale of our solutions is also subject to delays from the lengthy budgeting, approval and competitive evaluation processes of our customers, which typically accompany significant capital expenditures.

Other factors that may contribute to fluctuations in our quarterly results of operations include:

•	the size and timing of orders;

•	customer deferral of orders in anticipation of new products, product upgrades or price enhancements;

•	customer deferral of orders due to general economic conditions or a customer’s specific cash flow shortages;

•	the high level of competition that we encounter; and

•	the timing of our product introductions, upgrades or enhancements or those of our competitors or of providers of complementary products.

Fluctuations in our quarterly results could discourage investors and cause the market price of our ordinary shares to decline.

Large customers have historically constituted a significant portion of our orders and if we become dependent on large customers, the loss of such customers could adversely affect us.

In some years, prior to 2010, sales to large customers accounted for a significant part of our sales, and  although in the six months ended on June 30th 2013, and in 2012, 2011 and 2010, we had no customer who accounted for more than 10% of our total revenues, we are actively recruiting large customers and partners for our products.   If we become dependent on large customers    our business, prospects, financial conditions and results of operations could be adversely affected by the loss of such customers.

Our success depends on our ability to execute our restructuring.

Our plans for growth are dependent on our ability to execute the organizational restructuring detailed in "Recent Developments". We are devoting significant energy and resources to bringing about that restructuring based on the belief that it will allow us to expand the scope of our product offerings in the various markets around the world in which we are active and to increase our penetration of those markets.  That energy and those resources could be devoted to other activities. There is no assurance that we will be successful in executing the organizational restructuring or that, if we are successful, the restructuring will have the positive effects which we hope to achieve through it. If either occurs, our profits and growth could be adversely impacted.

Our success depends on our key personnel.

Our success depends upon the contributions of our executive officers and other key personnel.  All of our key management and technical personnel have expertise, which is in high demand among our competitors, and the loss of any of these individuals could cause our business to suffer.  We do not as a general matter maintain key person life insurance policies on our officers, directors and key employees.

Our solutions require a sophisticated sales effort targeted at senior management of our prospective customers.  New employees in our sales department require extensive training and typically take several months to achieve full productivity.  There is no assurance that we will be able to retain our sales staff, or that new sales representatives will ultimately become productive.  If we were to lose qualified and productive sales personnel, our revenues could be adversely impacted.

We may be subject to potential liabilities arising from a patent claim filed against us in the United States.

On September 25, 2012, TIS America Inc. and Top Image Systems, Ltd. were named as defendants in Case Number 1:12-cv-01208-UNA, filed by Mitek Systems, Inc. for alleged infringement of five United States patents in the United States District Court for the District of Delaware.  Mitek filed a First Amended Complaint on January 11, 2013 adding one patent.  An answer to the First Amended Complaint was filed on January 28, 2013.  We are in the process of discovery and a trial is scheduled for December 8, 2014.

The lawsuit relates to technology used in our MobiCHECK software. Mitek is seeking an injunction, a declaration of infringement, an award of damages, enhanced damages and reasonable attorney’s fees, pre- and post-judgment interest, and other relief to which the Court finds it is justly entitled.

While we believe that Mitek’s claim is without merit, we cannot assure you that the suit will be dismissed or that we will prevail. If Mitek is successful, or if we agree to settle the lawsuit, we might be unable to pursue, or be severely limited in, our marketing and sale of MobiCHECK and possibly other products might restricted or be subject to significant obligations to pay royalties. Further, even if we prevail in the lawsuit, intellectual property litigation is expensive and tends to divert management attention from our business. Accordingly, if any of the foregoing risks are realized, the lawsuit could have a material adverse effect on our business, prospects, financial condition, and results of operations.

Our success depends on our proprietary software technology.

Our success depends upon our proprietary software technology.  Although we believe that our technology has been developed independently and does not infringe on the proprietary rights of others, we cannot assure you that the technology does not and will not infringe or that third parties will not assert infringement claims against us in the future.  In the case of infringement, we would, under certain circumstances, be required to modify our products or obtain a license.  We cannot assure you that we would be able to do so either in a timely manner under acceptable terms and conditions or at all, or that we will have the financial or other resources necessary to defend successfully a patent infringement or other proprietary rights infringement action.  Further, even if we were not infringing, intellectual property litigation is expensive and time consuming for management.  Failure to do any of the foregoing could have a material adverse effect on us.  Furthermore, if our products or technologies are deemed to infringe upon the rights of others, or if infringement claims are asserted against third parties whom we are obligated to indemnify, we could become liable for damages, which could have a material adverse effect on us.

Our products contain third party intellectual property which may expose us to additional risks.

We license components of our software systems and technology from third parties in reliance on such parties’ representations as to ownership of the licensed intellectual property.  If our licensors are found not to own or have rights to sublicense such rights to us and we are unable to replace the licensed technology with a comparable substitute, there could be a material adverse effect on our business prospects and financial results.  Even if we were to replace licensed technology with available alternatives, it could take time to identify the best replacement and integrate it into our software.  The delay and uncertainty could negatively impact our financial results. Furthermore, we could be sued for, or found liable for infringement arising from our use of such licensed technology and indemnity obligations, if any, on the part of the providers of such licensed technology might not be sufficient to cover liabilities we incur.

Our inability to protect our intellectual property could adversely affect our competitive position and, consequently, our business and operations.

Our success depends on our ability to protect our intellectual property. We rely upon trade secret protection, employee and third-party nondisclosure agreements and other intellectual property protection methods to protect our confidential and proprietary information.  Despite these efforts, we cannot be certain that others will not otherwise gain access to our trade secrets or copy and use information that we regard as proprietary without our authorization.  In the past, we have not obtained any patents.  As a result of a change in our intellectual property protection policy, we have begun to file patent applications with regard to relevant technology.  We have applications at this point for patents in the United States with regard to Mobile capture, full page images and contextual classification.  We may file additional patent applications in the future.  We cannot assure you that:

•	any of our existing patent applications will be accepted;

•	we will be successful in generating technology in the future which will be susceptible to applications for patents;

•	any patents which we may obtain will be broad enough to protect our technology, will provide us with competitive advantages or will escape challenge or invalidation by third parties;

•	the patents of others will not have an adverse effect on our ability to do business; or

•	others will not independently develop similar products, duplicate our products or, if patents are issued to us, design around these patents.

Further, the laws of foreign jurisdictions where we sell and seek to sell our products may afford little or no protection of our intellectual property rights.  We cannot assure you that the protection provided to our intellectual property rights by the laws and courts of foreign nations will be substantially similar to the remedies available under U.S. law.

Our products may contain defects, damaging our reputation, causing a loss of customers, requiring us to allocate significant time and financial resources to correct, and potentially resulting in liability claims.

Our products may contain undetected errors or defects, particularly when first introduced or when new versions or enhancements are released.  In the past, we have discovered minor software bugs in certain products after they were released to the market.  Such errors or defects could require us to divert financial and other resources to correct the problems.

In addition, our products are combined with complex products developed by other vendors.  As a result, should problems occur, it may be difficult to identify the source or sources of the problems.  Defects and errors, or end-user perception of defects and errors, found in current versions, new versions or enhancements of these products after commencement of commercial shipments may result in:

•	damage to brand reputation;

•	loss of customers;

•	delay in market acceptance of current and future products;

•	diversion of development and engineering resources to correct defects or errors; and

•	warranty or product liability claims.

Although we have product liability insurance, defects, errors or successful product liability claims against us could have a material adverse effect on our business, prospects and financial results.

We engage in international sales, which expose us to a number of foreign political and economic risks.

We have significant operations in foreign countries, including research and development, sales and customer support operations.  Currently, in addition to our operations in Israel, we have significant operations in the United Kingdom, Germany, and Singapore and in the United States where we recently opened our new North American office.  Our international sales and other operations are subject to risks inherent in doing business in foreign countries, including, but not limited to:

•	changing domestic and foreign customs and tariffs or other trade barriers;

•	potential staffing difficulties and labor disputes;

•	managing and obtaining support and distribution for local operations;

•	difficulty in enforcing agreements through the different legal systems of the countries in which we operate;

•	customers in the various countries in which we operate may have long payment cycles;

•	seasonal reductions in business activity in certain parts of the world;

•	restrictions on our ability to repatriate earnings from countries in which we operate;

•	credit risk and financial conditions of local customers and distributors;

•	potential difficulties in protecting intellectual property;

•	potential imposition of restrictions on investments;

•	potentially adverse tax consequences;

•	foreign currency exchange restrictions and fluctuations;

•	natural disasters; and

•	local political and social conditions, including the possibility of hyperinflationary conditions, terrorism and political instability in certain countries.

Approximately 64% of our revenues in 2012 and 65% of our revenues in the six months ended June 30th 2013 were generated from sales made in the European Union. If this trend continues, we may be more particularly exposed to the risk of losing business and revenues as a result of trade restrictions imposed by the European Union as well as ramifications of the debt crisis in certain European countries.  See “The impact of a continuing global economic downturn, including the European debt crisis, may have a material adverse effect on our business, results of operations and financial condition”.

We may not be successful in developing and implementing policies and strategies to address the foregoing risks in a timely and effective manner at each location where we do business.  Consequently, the occurrence of one or more of the foregoing factors could have a material adverse effect on our international operations or upon our financial condition and results of operations.

We may be adversely impacted by fluctuations in currency exchange rates.

We maintain operations and generate revenues in a number of countries.  The results of operations and the financial position of our local operations are generally reported in the relevant local currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements, exposing us to currency translation risk.  In addition, we are exposed to currency transaction risk because some of our expenses are incurred in a different currency from the currency in which our revenues are received.  Our most significant currency exposures are to the Euro, New Israeli Shekel, British Pound and Singapore dollar. Approximately 65% of our revenues in the six months ended June 30th 2013, and 64% of our revenues in 2012 were generated in the European Union. In periods when the U.S. dollar weakens against these other currencies, our reported results of operations may be adversely affected. Although from time to time we may purchase forward exchange contracts to reduce currency transaction risk, these purchases will not eliminate translation risk or all currency risk.

 Political, economic and military conditions in Israel may adversely affect our ability to develop, manufacture and market our products.

Because our principal offices are located in Israel, political, economic and military conditions in Israel directly affect our operations.  Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors.  A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel.  There has been a marked increase in such hostility and a significant deterioration of Israel’s relationship with the Palestinian community since October 2000, and especially since Hamas, an Islamic movement responsible for many attacks against Israelis, has led the government of the Palestinian Authority.  In 2010, events and developments related to the Israeli-Palestinian conflict have also led to a deterioration of Israel’s relations with Turkey, with whom Israel currently has a free trade agreement.  In addition, 2011 and 2012 were marked by increasing instability in neighboring Arab countries including Egypt, Jordan, Tunisia, Libya, Bahrain, Yemen and Syria culminating in the replacement of certain leaders in some of those countries.  In addition, there is a high level of tension relating to Iran’s nuclear capabilities, Iran’s threats to attack Israel, and the potential response of Israel and the international community to Iran’s gaining nuclear capabilities. Civil war in Syria has intensified with stray ammunition from the conflict landing in Israel from time to time. Continuing or escalating instabilities and hostilities in the region or curtailment of trade between Israel and its present trading partners as a result or in response to such instabilities may have an adverse effect on our business conditions, including our ability to develop, manufacture and market our products.

Rising political tensions and negative publicity about Israel may negatively impact demand for our products.

Our principal offices are located in Ramat Gan, Israel. A number of groups in several countries have called for consumer boycotts of Israeli products. While many of those boycotts are focused on products originating in the West Bank and Ramat Gan is not in that area, other boycotts do not differentiate between different areas under Israeli control.  Various political events from time to time have led to the revival or intensification of boycott efforts. Existing or future boycott efforts might adversely affect our sales efforts, and could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our operations may be disrupted by the obligation of key personnel to perform military service.

Generally, all male adult citizens and permanent residents of Israel under the age of 42 (or older, for citizens who hold certain positions in the Israeli armed forces reserves) are obligated, unless exempt, to perform military reserve duty annually and some of our executive officers and employees in Israel are so obligated.  Moreover, in the event of armed conflict in which Israel is involved or the threat of such conflict, our executive officers and employees might be called for active military duty for an unlimited period of time. Increased military activity could also result in a reduction of prospective qualified employees available to work for us to expand our business or replace employees on active military duty.  Our operations could be disrupted by the absence for a significant period of our executive officers or key employees as a result of military service.  Any disruption in our operations could adversely affect our ability to develop and market products.

We may not be able to expand our personnel or marketing efforts quickly enough to support our growth.

Because of our small size and our business strategy to increase our sales we anticipate an increased demand on all of our resources.  To the extent that our efforts to generate new business and increase demand for our products and services are successful, we will need to accurately estimate our need for personnel or marketing and customer support, or we may not be able to support our future growth.  For example, if we are successful in our efforts to obtain significant orders for our products, we may be required to install and service, on a timely basis, large numbers of installations at our customers’ locations.  We cannot assure you that we will be able to provide such services on adequate terms and conditions or at all.  Furthermore, in order to remain competitive and keep our products up to date, we need to continue to attract and retain a qualified team of employees.  If we fail to obtain the human resources our business requires, there could be a material adverse effect on our business, prospects, financial conditions and results of operations.

Government grants we received for research and development expenditures may be reduced or eliminated in the future due to Israeli government budget cuts.  Furthermore, our receipt of such grants limits our ability to develop products and transfer technologies outside of Israel, and require us to satisfy specified conditions.

In 2012, as several times in the past, we have received grants from the government of Israel through the Office of the Chief Scientist of the Ministry of Industry Trade and Labor, or the OCS, under the Law for the Encouragement of Industrial Research and Development, 1984 for the financing of a portion of our research and development expenditures in Israel.  Such grants bear royalties on sales of products utilizing technologies developed using such grants or arising out of such technologies up to a maximum of 100% of the amount of participation received, linked to the dollar, plus interest at the LIBOR rate. The total grants received in 2012 were about $183,000.  The terms of the OCS grants limit our ability to develop products and transfer technologies outside of Israel without the prior approval of the OCS, if such products or technologies were developed using OCS grants or arose out of such technologies.  The Israeli government may decide not to continue the program in the future at its current level or to terminate it altogether.  Such approval, if granted, will generally be subject to additional financial obligations.  In addition, if we fail to comply with any of the conditions imposed by the OCS, including the payment of royalties with respect to grants received, we may be required to refund any payments previously received from the OCS, together with interest and penalties.  See also “Governmental Regulation” in Item 4 below.

If we fail to satisfy the conditions specified under Israeli law, we may be denied benefits to which we are currently entitled or may be entitled to in the future.

Our activities in Israel have been granted “Approved Enterprise” (established plan) and "Benefited Enterprise" status under "The Law for the Encouragement of Capital Investments, 1959", or the Investment Law, as amended.  The benefits available to an Approved Enterprise program or a Benefited Enterprise are normally in the form of favorable tax rates and are dependent upon the continuing fulfillment of ongoing conditions stipulated  in the certificate of approval or under applicable law.  If we fail to comply with these conditions, in whole or in part, benefits from tax exemptions or reduced tax rates would likely be denied us in the future.

For a description of the investment law and its recent material amendments, see “Additional Information-Law for the Encouragement of Capital Investments, 1959.”

The application and/or amendment of Israeli laws or laws of other countries may adversely affect our ability to enforce judgments or other rights.

Because our principal offices are located in Israel, we are subject to Israeli law.  Many of our contracts with third parties are subject to the laws of other jurisdictions.  We cannot assure you that any judgments granted in the United States or any jurisdiction other than Israel would be capable of enforcement or execution in Israel.  Nor can we assure you that any of our contracts pursuant to the laws of any foreign country are enforceable by us.  The inability to enforce or execute judgments or other rights and/or the possibility of the laws of various jurisdictions being amended from time to time may have a material adverse effect on our business, prospects, and financial condition.

Under current Israeli law, we may not be able to enforce covenants not to compete, and, therefore, we may be unable to prevent competitors from benefiting from the expertise of some of our former employees.

In general, we have entered into non-competition agreements with our employees in Israel. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. Under current law, we may be unable to enforce these agreements, and it may be difficult for us to restrict our competitors from gaining the expertise that our former employees gained while working for us. For example, Israeli courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer that have been recognized by the courts, such as the secrecy of a company’s confidential commercial information or its intellectual property. If we cannot demonstrate that harm would be caused to our material interests, we may be unable to prevent our competitors from benefiting from the expertise of our former employees.

Risks Related to Our Ordinary Shares

Our ordinary shares have been subject to frequent significant price fluctuations.

Trading in shares of companies listed on the NASDAQ and TASE in general and trading in shares of technology companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to operating performance. These broad market and industry fluctuations may depress our share price, regardless of our actual operating results.

In addition, the trading price of our ordinary shares has been highly volatile and could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including, but not limited to:

•	actual or anticipated period-to-period fluctuations in financial results;

•	litigation or the threat of litigation;

•	failure to achieve, or changes in, financial estimates by securities analysts, if any;

•	announcements regarding new or existing products or services or technological innovations by us or our competitors;

•	conditions or trends in the software industry;

•	additions or departures of key personnel or directors;

•	regulatory developments in the United States and other countries in which we operate;

•	developments or disputes concerning our intellectual property rights;

•	general market conditions;

•	overall fluctuations in the U.S. and Israeli equity markets; and

•	economic and other external factors or disasters or crises.

If we fail to maintain NASDAQ minimum price requirements, the TASE minimum valuation requirements or other applicable continued listing requirements, our ordinary shares could be delisted.

According to NASDAQ listing standards, if the stock price of a listed company falls below $1.00 a share for a period of 30 consecutive business days, such company’s stock may be subject to delisting unless such failure is cured within 180 days from the date on which NASDAQ notifies the listed company of such failure. There were periods in 2009 and 2010 during which our stock price fell below $1.00 per share.

           According to the TASE rules, a company with stock that trades on both the TASE and NASDAQ must comply with the TASE minimum valuation requirements which currently provide that it must have a minimum market capitalization of NIS 25 million.  If the company does not comply with the minimum valuation requirements, compliance with which is being tested on a semi-annual basis, it is given six months to regain compliance or be delisted.  Our ordinary shares were in compliance with the minimum valuation requirements as of September 30, 2013.

If we fail to maintain the minimum price for our ordinary shares required by NASDAQ, maintain the minimum valuation required by TASE rules, or comply with other continued listing requirements of these exchanges, our ordinary shares could be delisted.

In addition, if our ordinary shares are delisted from NASDAQ, we will lose our status as a “dually-listed company” which will result in us being subject to different reporting requirements under Israeli securities laws and the rules and regulations of the Israeli Securities Authority and the TASE which may cause an increase in our reporting related costs and expenses.  In addition, the rules and regulations of the Israeli Securities Authority and the TASE will require our financial reports to be prepared in accordance with a different accounting method than we currently utilize, which will result in increases in our reporting related costs and expenses.

A large number of our ordinary shares could be sold in the market in the near future, which would cause downward pressure on the market price for our ordinary shares.

As of September 30, 2013, we had approximately 11,684,512 ordinary shares outstanding, of which 9,257,528 were held by shareholders who were not our directors, executive officers and more than 10% shareholders.  Since the effectiveness of the registration statement on Form F-3, the selling security holders named in that registration statement have been able to freely sell all of the ordinary shares covered by such registration statement, which is substantial in relation to our outstanding ordinary shares and public float of our ordinary shares.  In addition, a substantial portion of our shares is currently freely trading without restriction under the Securities Act of 1933, as amended, or the Securities Act, having been registered for resale or held by their holders for over one year and are eligible for sale under Rule 144.  As of September 30, 2013, there were outstanding options and warrants to purchase an aggregate of approximately 1,495,094 ordinary shares.

If shareholders determine to sell a significant number of shares into the market or there is a perception that the holders intend to sell these shares, including upon their exercise of options or warrants, there likely will not be a sufficient demand in the market to purchase the shares without a decline in the market price of our ordinary shares.  Moreover, continuous sales into the market of a number of shares in excess of the typical trading market for our ordinary shares, or even the availability of such a large number of shares, could depress the trading market for our ordinary shares over an extended period of time.

Future issuances of our ordinary shares could adversely affect the trading price of our ordinary shares and could result in substantial dilution to shareholders.

We may need to issue substantial amounts of our ordinary shares in financings or acquisitions in the future.  To the extent that the market price of our ordinary shares declines, we will need to issue an increasing number of ordinary shares per dollar of equity investment.  In order to obtain future financing if required, it is likely that we will issue additional ordinary shares or financial instruments that are exchangeable for or convertible into ordinary shares.  Capital raising activities, if available, and dilution associated with such activities could cause our share price to decline.

Also, in order to compensate our directors, provide incentives to our employees and induce prospective employees and consultants to work for us, from time to time we offer and issue options to purchase ordinary shares and/or rights exchangeable for or convertible into ordinary shares.  Future issuances of shares could result in substantial dilution to shareholders.

Our ordinary shares are traded on more than one market and this may result in price variations.

Our ordinary shares are traded on the NASDAQ and on the TASE. Trading in our ordinary shares on these markets is effected in different currencies (US dollars on the NASDAQ and New Israeli Shekels on the TASE) and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel). Consequently, the trading prices of our ordinary shares on these two markets often differ, resulting from the factors described above as well as differences in exchange rates and from political events and economic conditions in the United States and Israel. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market.

Our ordinary shares may become subject to the SEC’s penny stock rules.

Generally, transactions in securities that are traded in the United States at a market price per share of less than $5.00, may be subject to the “penny stock” rules promulgated under the Exchange Act.  Under these rules, broker-dealers who recommend such securities to persons other than institutional investors:

•	must make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•
provide the purchaser with risk disclosure documents which identify risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result of these requirements, if our common shares become subject to the “penny stock” rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our ordinary shares in the United States may be significantly limited.  Some broker-dealers have adopted a policy under which they refuse to allow clients to hold penny stocks in their brokerage accounts, or refuse to open new accounts holding penny stocks. Accordingly, the market price of our ordinary shares may be depressed or limited, and investors may find it more difficult to sell the shares.

We have not paid dividends in the past.

We have never declared or paid any cash dividends on our ordinary shares.  We have retained any future earnings to finance operations and to expand our business and, therefore, may not pay any cash dividends in the future.

The rights and responsibilities of our shareholders are governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our articles of association and by the Israeli Companies Law, 5759-1999, or the Companies Law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, pursuant to the Companies Law each shareholder of an Israeli company has to act in good faith in exercising its rights and fulfilling its obligations toward the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders and class meetings, on amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers, and transactions requiring shareholders’ approval under the Companies Law. In addition, a controlling shareholder of an Israeli company or a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or who has the power to appoint or prevent the appointment of a director or officer in the company, or has other powers toward the company has a duty of fairness toward the company. However, Israeli law does not define the substance of this duty of fairness. Because Israeli corporate law has undergone extensive revision in recent years, there is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

As a foreign private issuer whose shares are listed on NASDAQ, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements.

As a foreign private issuer whose shares are listed on NASDAQ, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Listing Rules.  As a foreign private issuer listed on NASDAQ, we may also follow home country practice with regard to, among other things, composition of the board of directors and quorum at shareholders' meetings.  A foreign private issuer that elects to follow a home country practice instead of NASDAQ requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer's home country certifying that the issuer's practices are not prohibited by the home country's laws.  In addition, a foreign private issuer must disclose in its annual reports filed with the Securities and Exchange Commission each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement.  Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ's corporate governance rules.

Provisions of Israeli law could delay, prevent or make difficult a change of control and therefore depress the price of our shares.

The Companies Law generally provides that a merger be approved by the board of directors and by the shareholders of a participating company by the vote of a majority of the shares of each class present and voting on the proposed merger. The Companies Law has specific provisions for determining the majority of the shareholder vote. Upon the request of any creditor of a constituent in the proposed merger, a court may delay or prevent the merger if it concludes that there is a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy its obligations to creditors. In general, a merger may not be completed until the passage of certain statutory time periods. In certain circumstances, an acquisition of shares in a public company must be made by means of a tender offer that complies with certain requirements of the Companies Law that differ from those that apply to U.S. corporations. Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. These provisions of Israeli corporate and tax law may have the effect of delaying, preventing or making more difficult an acquisition of or merger with us, which, if public trading in our ordinary shares resumes, could depress our share price.

We are a foreign private issuer and you will receive less information about us than you would from a domestic U.S. corporation.

As a “foreign private issuer”, we are exempt from rules under the Exchange Act that impose certain disclosure and procedural requirements in connection with proxy solicitations under Section 14 of the Exchange Act. Our directors, executive officers and principal shareholders also are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder with respect to their purchases and sales of our shares. In addition, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. As a result, you may not be able to obtain the same information relating to us as you would for a domestic U.S. corporation.

Although our internal control over financial reporting was considered effective as of December 31, 2012, there is no assurance that our internal control over financial reporting will continue to be effective in the future, which could result in our financial statements being unreliable, government investigation or loss of investor confidence in our financial reports.

                If we fail to maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting. We may also identify material weaknesses or significant deficiencies in our internal control over financial reporting. In addition, our internal control over financial reporting has not been audited by our independent registered public accounting firm. In the future, if we are unable to assert that our internal controls are effective; our investors could lose confidence in the accuracy and completeness of our financial reports, which in turn could cause our stock price to decline. Failure to maintain effective internal control over financial reporting could also result in investigation or sanctions by regulatory authorities.

PLAN OF DISTRIBUTION

We are registering the ordinary shares issued to the selling stockholders from time to time after the date of this prospectus and the shares to be sold by us directly. We will not receive any of the proceeds from the sale by the selling stockholders of the ordinary shares. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

            We or the selling shareholders may sell all or a portion of the ordinary shares offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions for ordinary shares sold by the selling shareholders and we would be responsible for such amounts for shares sold by us. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling shareholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440. In connection with sales of the ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and if such short sale shall take place after the date that this registration statement is declared effective by the Securities and Exchange Commission, the selling shareholders may deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the ordinary shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

REASONS FOR THE OFFERING AND USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of up to 3,200,000 of our ordinary shares by use for working capital and other general corporate purposes, including expanding sales and marketing, research and development. We also might use a portion of the net proceeds for the acquisition of, or business combinations with entities that involve, technologies, businesses or products that are complementary to our business, although no such acquisitions are subject to any plan or arrangement or are being negotiated as of the date of this prospectus, and no portion of the net proceeds has been allocated for any specific acquisition.

The amounts we plan to spend on each area of our operations, including capital expenditures as well as the timing of any expenditures, are determined by internal planning and budgeting processes, and may change over time. Pending such uses, the net proceeds of this offering will be invested according to a cash management policy adopted by our board of directors, which includes short-term, investment-grade securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information.  We hereby incorporate by reference the following:

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed on March 21, 2013 (File 001-14552 13706332);
•	Description of our ordinary shares set forth in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed on March 21, 2013 (File No. 001-14552

•	Current report on Form 6-K filed on May 29, 2013.
•	Current report on Form 6-K filed on August 1, 2013.
•	Current report on Form 6-K filed on August 8, 2013.
•	Current report on Form 6-K filed on September 3, 2013.

All Annual Reports on Form 20-F and all Reports on Form 6-K, which are identified by us as being incorporated herein by reference, filed subsequent to the date of the registration statement on Form F-3, of which this prospectus forms a part, including documents filed prior to the effectiveness of such registration statement, but before the termination of the offering by this prospectus, shall be deemed to be incorporated by reference into this prospectus and deemed to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide at no cost to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all information that has been incorporated by reference herein but has not been previously delivered upon written or oral request to:

Ido Schechter
Chief Executive Officer
Top Image Systems Ltd.
2 Ben Gurion St.
Ramat Gan, 52573
Israel
Tel: 972-3-767-9100

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement on Form F-3 relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. We, as a “foreign private issuer,” are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.  However, we anticipate filing with the SEC, within four months after the end of each fiscal year, an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm.  We also file with the SEC Current Reports on Form 6-K.

You may read and copy any document we file or furnish with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.   Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.

Our website address is http://www.topimagesystems.com.  Information contained on our website does not constitute a part of this prospectus and is not incorporated by reference into this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers.

  At a shareholders meeting held on December 22, 2011, following the amendment of the Israel Companies Law in 2011, the shareholders approved the adoption of a new Articles of Association, which include, inter alia, an expansion of the insurance and indemnification given to office holders to the maximum extent permitted by law and in addition, the Shareholders approved the amendment of the indemnification letter currently in place with regard to the Company’s directors and office holders.

Under the Israeli Companies Law, a company may indemnify an office holder against any monetary liability incurred in his or her capacity as an office holder whether imposed on him or her or incurred by him or her in favor of another person pursuant to a judgment, a settlement or an arbitrator’s award approved by court. A company also can indemnify an office holder against reasonable litigation expenses including attorneys’ fees, incurred, whether or not paid by him or her in his or her capacity as an office holder, in proceedings instituted against him or her by the company, on its behalf or by a third-party, in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for a crime that does not require proof of criminal intent, or in which an indictment was not brought against the office holder.

 In addition, a company may indemnify an office holder against reasonable legal fees, including attorney’s fees, incurred, whether or not paid by him, by him or her in consequence of an investigation or proceeding instituted against him or her by an authority that is authorized to conduct such investigation or proceeding, and that was resolved without an indictment against him or her and without imposing on him or her financial obligation as an alternative of a criminal proceeding, or that was resolved without filing an indictment against him or her but with the imposition on him or her of a financial obligation as an alternative to a criminal proceeding in respect of an offense that does not require the proof of criminal intent.

A company may indemnify an office holder in respect of these liabilities either in advance of an event or following an event. If a company undertakes to indemnify an office holder in advance of an event, the indemnification, other than litigation expenses, must be limited to foreseeable events in light of the company’s actual activities when the company undertook such indemnification, and reasonable amounts or standards, as determined by the board of directors.

A company may obtain insurance for an office holder against liabilities incurred in his or her capacity as an office holder. These liabilities include a breach of duty of care to the company or a third-party, including a breach arising out of negligent conduct of the office holder, a breach of duty of loyalty and any monetary liability imposed on the office holder in favor of a third-party. A company may also exculpate an office holder from a breach of duty of care in advance of that breach. Our Articles provide for exculpation both in advance or retroactively, to the extent permitted under Israeli law. A company may not exculpate an office holder from a breach of duty of loyalty towards the company, from a breach of duty of care concerning dividend distribution or a purchase of the company’s shares by the company or other entities controlled by the company or from procedures according to chapters H3, H4 or I1 of the Israeli Securities Law 1968-5728.

Under the Israeli Companies Law, a company may indemnify or insure an office holder against a breach of duty of loyalty only to the extent that the office holder acted in good faith and had reasonable grounds to assume that the action would not prejudice the company. In addition, a company may not indemnify, insure or exculpate an office holder against a breach of duty of care if committed intentionally or recklessly (excluding mere negligence), or committed with the intent to derive an unlawful personal gain, or against a fine or forfeit levied against the office holder in connection with a criminal offense In addition a Company may indemnify any person as permitted in Section 56H(b)(1) of the Israeli Securities Law.

Currently, we hold an insurance policy for our office holders that provides coverage limited to $15,000,000 in aggregate for the policy period ending on September 30, 2014.

Item 9.  Exhibits.

Exhibit Number	Description of Document

4.1	Form of Share Certificate for Ordinary Shares.

5.1	Opinion of CBLS Law Offices .

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23.2	Consent of CBLS Law Offices (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).
____________

Item 10.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S–3 or Form F–3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20–F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F–3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3–19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F–3.

(5)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Ramat Gan, State of Israel, on the 22nd day of October, 2013.

TOP IMAGE SYSTEMS LTD.

By:	/s/ Ido Schechter
Name: Ido Schechter
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby constitutes and appoints each of Ido Schechter and Gili Shalita or either of them as such person’s true and lawful attorney-in-fact and agent with full power of substitution, to do any and all acts and to execute and to file any and all instruments for such person and in such person’s name in the capacity indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable Top Image Systems Ltd. to comply with the Securities Act of 1933, and any SEC rules, regulations and requirements, in connection with this registration statement, including specifically, but without limitation, power and authority to sign amendments (including post-effective amendments) and any related registration statement, or amendment thereto.

Signature	Title	Date

/s/ Ido Schechter Ido Schechter	Chief Executive Officer and Director (Principal Executive Officer)	October 22, 2013

/s/ Gili Shalita Gili Shalita	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 22, 2013

/s/Izhak Nakar Izhak Nakar	Active Chairman of the Board	October 22, 2013

/s/Lyron Bentovim Lyron Bentovim	Director	October 22, 2013

/s/ Asael Karfiol Asael Karfiol	Director	October 22, 2013

/s/Osnat Segev-Harel Osnat Segev-Harel	Director	October 22, 2013

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, as the duly authorized representative of Top Image Systems Ltd. in the United States, signed this registration statement on October 22, 2013.

By:	/s/ Ido Schechter
Name: Ido Schechter
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Form of Share Certificate for Ordinary Shares*.

5.1	Opinion of CBLS Law Offices.

23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

23.3	Consent of CBLS Law Offices (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page).
____________

*	Previously Filed.